Exhibit 4.11

ENGLISH TRANSLATION

Electronic Regulatory No.: 4401002015B00927

Contract for Assignment of State-owned Construction Land Use Right

Enacted by:

Ministry of Land and Resources of the People’s Republic of China

State Administration for Industry and Commerce of the People’s Republic of China

Electronic Regulatory No.:

Contract for Assignment of State-owned Construction Land Use Right

(Land Plot AH040235 in Pa Zhou, Haizhu District)

Enacted by:

Ministry of Land and Resources of the People’s Republic of China

State Administration for Industry and Commerce of the People’s Republic of China

Contract No.: 440105-2015-000011

Contract for Assignment of State-owned Construction Land Use Right

Parties to this Contract:

Assignor: Guangzhou Municipal Bureau of Land Resources and Housing Management

Mailing address: 193 Hao Xian Road

Postal code: 510030

Tel: 020-83334718

Fax: 020-83331307

Deposit Bank:

Account No.:

Assignee: Vipshop Data Technology Co., Ltd.

Mailing address: 20 Hua Hai Street, Liwan District, Guangzhou

Postal code: 510370

Tel: 18127880117

Fax: 22330111

Deposit Bank:

Account No.:

Chapter I General Provisions

Article 1 The Contract is enacted by two parties on the basis of equality, voluntariness, compensation, and good faith in accordance with laws such as the Property Law of the People’s Republic of China, the Contract Law of the People’s Republic of China, the Law of the People’s Republic of China on Land Administration and the Law of the People’s Republic of China on the Administration of Urban Real Estate, relevant administrative regulations and rules of land supply polices.

Article 2 The ownership of the assigned land belongs to the People’s Republic of China, and the Assignor assigns the state-owned construction land use right in accordance with the authorization of the laws, while the underground resources and objects buried shall not belong to the scope of assignment of state-owned construction land use right.

Article 3 For the state-owned construction land obtained in accordance with the law, the Assignee shall have the right to possess, use, seek profits and dispose in accordance with the law within the period of assignment and shall also have the right to use the land for the construction of buildings, fixtures and their auxiliary facilities in accordance with the law.

Chapter II Delivery of the Assigned Land and the Payment of Assignment Charge

Article 4 The registered number of the assigned land parcel under the Contract is 05015020150010, with a total area of four thousand three hundred and fifty-two square meters (4352m2), of which, the practical assigned area is four thousand three hundred and fifty-two square meters (4352m2).

The assigned land under the Contract is located in Section A Pa Zhou.

The ichnographic boundaries of the assigned land under the Contract is     /    ; please refer to Appendix 1 for the Ichnographic Boundaries of the Assigned Land.

The vertical limits of the assigned land under the Contract are to take     /      as its upper limit while to take     /      as its lower limit, with the altitude difference is     /      meters. Please refer to Appendix 2 for the Vertical Limits of the Assigned Land.

The spatial scope of the assigned land refers to the closed space formed by the above-mentioned boundary points posed by the vertical plane and the upper and lower elevation level.

Article 5 The purpose of the assigned land under the contract is for wholesale and retail purposes (051), accommodation and catering purposes (052) and commercial and financial purposes (053).

Article 6 The Assignor agrees that Guangzhou Land Development Center will deliver the assigned land to the Assignee prior to the date of February 20, 2016 (within 6 months after the closing date of the land use right assignment), and the Assignor agrees that the assigned land shall meet the following land conditions regulated in Item 2 of this article at the delivery of the land.

1. To level the land and make it meet the conditions of     /      ;

The infrastructure around the land shall include       /     ;

2. Current land status: land unleveled, to be delivered as it is.

Article 7 The term of assignment of the state-owned construction land use right under the contract is      /      years, counting from the date when the assigned land is delivered as agreed in Article 6 of the Contract. For the application of completion of the formalities on state-owned construction land use right previously allotted (or leased), the term of assignment shall be counted from the date when the contract is signed.

Article 8 The assignment charge for the state-owned construction land use right under the Contract is RMB seven hundred and six million six hundred and fifty thousand yuan (RMB 706,650,000), and the charge per square meter is RMB one hundred and sixty-two thousand three hundred and seventy-four yuan (RMB 162,374).

Article 9 The deposit for the assigned land under the Contract is RMB one hundred and forty-one million three hundred and thirty thousand yuan (RMB 141,330,000). The deposit shall be regarded as part of the payment for the assignment charge.

Article 10 The Assignee agrees to pay the assignment charge for the state-owned construction land use right in accordance with Item 2 , Paragraph 1 of this article:

1. The assignment charges for the state-owned construction land use right shall be paid up in a lump sum payment at one time within 30 days after the Contract is signed.

2. The assignment charge for the state-owned construction land use right shall be paid by two installments in accordance with the following time and amount.

The first installment:  RMB three hundred and fifty-three million three hundred and twenty-five thousand yuan (RMB 353,325,000); time of payment: prior to September 20, 2015 (50% of the assignment charge to be paid within 30 days after the Contract is signed).

The second installment:  RMB three hundred and fifty-three million three hundred and twenty-five thousand yuan (RMB 353,325,000); time of payment: prior to December 20, 2015.

The third installment:  RMB (in Words)     /      yuan (in Figures)      /      yuan; time of payment: prior to      /     .

For the payment of state-owned construction land use right by installment, the Assignee, when paying for the second installment and the subsequent installment of assignment charge for state-owned construction land use right, shall agree to pay interest to the Assignor at the loan interest rate released by the People’s Bank of China on the date of the payment of the first installment.

Article 11 After paying up all the assignment charges of the land parcel in accordance with the Contract, the Assignee may apply for the Certificate of Assignment of State-owned Construction Land Use Right by presenting relevant supporting materials such as the Contract and payment receipt of the assignment charge.

Chapter III Development, Construction and Utilization of the Assigned Land

Article 12 The Assignee shall agree to implement the intensity of the development and investment of the assigned land under the Contract as stipulated in Item     /     of this article:

1.The assigned land under the Contract shall be used for construction of industrial projects, and the Assignee agrees that the total fixed assets invested in the land under the Contract shall not be less than the approved amount or the filed amount,  (in Words)     /     yuan  (in Figure)     /     yuan. The intensity of the investment shall not be less than  (in Words)     /     yuan   (in Figure)     /      yuan per square meter. The total investment of the fixed assets to the assigned land under the Contract shall include buildings, fixtures and their auxiliary facilities, equipment as well as the assignment charge.

2. The assigned land under the Contract shall be used for construction of non-industrial projects, and the Assignee commits that the total development and investment amount of the land parcel under the Contract shall not be less than    (in Words)     /     yuan  (in Figure)     /      yuan.

Article 13 The new buildings, fixtures and their auxiliary facilities established on the assigned land under the Contract shall meet the planning conditions for the assigned land determined by the planning administrations of the city (county) (Please refer to Appendix III), among which:

Nature of the main buildings: facilities for commercial use (B2) consolidated with business facilities (B1), see Appendix III;

Nature of the auxiliary buildings:     /    ;

Total floor area of the building: < 54357 square meters;

Floor Area Ratio (including basement): (see Appendix III);

Building Height Limitation: (see Appendix III);

Building Density: (see Appendix III);

Greening Rate: (see Appendix III);

Other requirements for the land use: (see Appendix III).

Article 14 The Assignee agrees to implement auxiliary development of the assigned land under the Contract in accordance with Item   /   of the article:

1. The assigned land under the Contract is used for construction of industrial projects. In accordance with the planning and designing conditions regulated by the planning departments, within the boundaries of the assigned land under the Contract, the land used for office buildings and service facilities shall be no more than    /     % of the total area of the assigned land, which is     /     square meters, and the building area shall be no more than     /     square meters. The Assignee agrees not to build non-productive facilities such as set residential buildings, expert buildings, hotels, guesthouses and training centers on the assigned land under the Contract.

2. The assigned land under the Contract is used for construction of residential projects. In accordance with the planning and construction conditions regulated by the planning and construction departments, within the boundaries of the assigned land under the Contract, the total number of apartments shall not be less than      /     sets, among which, the apartments with the construction area of less than 90 square meters shall not be less than      /     sets. The requirement for the residential building sets is     /    . Within the boundaries of the assigned land under the Contract, the land area used for developing apartments under 90 square meters shall not less than     /     % of the total area of the assigned land. For the government security housing such as the economically affordable housing and low-rent housing are developed within the boundaries of the assigned land under the Contract, the Assignee agrees to do in accordance with Item     /     upon completion of construction.

1) To transfer to the government;

2) To be purchased by the government;

3) To be implemented in accordance with relevant administrative regulations on the construction and sales of economically affordable housing;

4)      /     .

Article 15 The Assignee agrees to construct the following necessary facilities within the boundaries of the assigned land under the Contract, and voluntarily transfer to the government upon completion of construction without compensation:      /   .

Article 16 The Assignee agrees that the construction projects on the assigned land under the Contract shall commence prior to February 20, 2017 (within 12 months upon the delivery of the land) and complete prior to February 20, 2020 (within 36 months upon the commencement of construction).

If the commencement of construction needs to be deferred, the Assignee shall submit the application for deferral to the Assignor 30 days in advance. After the deferral of commencement is approved by the Assignor, the completion time shall be deferred accordingly, but the period of deferral shall not exceed one year.

If the completion of construction needs to be deferred, the Assignee shall submit the application for deferral to the Assignor 30 days in advance. After the deferral of completion is approved by the Assignor, the completion time shall be deferred accordingly, but the period of deferral shall not exceed one year.

Article 17 During the construction on the assigned land under the Contract, the Assignee shall connect water supply, gas supply, power supplies, sewage disposal and other facilities in the assigned land to the main pipelines, the interface of electro-converting stations or pulling in projects outside of the assigned land in accordance with relevant laws and regulations.

The Assignee shall agree to allow the entering, passing and crossing the assigned land of any kind of pipelines laid by the government for public purposes. However, if the land use functions are affected by such activities, the government or public service establishment entities shall make reasonable compensations.

Article 18 The Assignee shall abide by the land use purpose and floor area ratio as agreed in the Contract to use land and shall not make any alteration without authorization. Within the assignment term, if the proposed use of the assigned land needs to be altered, both parties shall agree to handle the alteration in accordance with Item 2 of this article.

1. The Assignor shall withdraw the construction land use right with compensation;

2. They shall go through the approval formalities of altering the land use purpose in accordance with laws and sign an alteration agreement on assignment of state-owned construction land use right or sign a new contract of assignment of state-owned construction land use right. The Assignee shall make a supplementary payment for the balance between the evaluated market price of the construction land use right with the new purpose when the alteration is approved and the evaluated market price of the construction land use right with the previously approved purpose. The registration of altering the land use right shall be undertaken.

Article 19 Within the use term of the assigned land under the Contract, the government shall reserve its right to adjust the planning of the assigned land under the Contract. If the original planning is modified, it shall not affect the existing buildings on the assigned land. However, the transformation, renovation and reconstruction of the buildings, fixtures and their auxiliary facilities on the assigned land within its use term, or renewal of the Contract upon expiration of use term shall be implemented in accordance with the then effective planning requirements.

Article 20 For the state-owned construction land use right utilized by the Assignee in accordance with the law, the Assignor shall not withdraw the assignment before the use term expires as agreed in the Contract. Under special circumstances when the Assignor needs to withdraw the state-owned construction land use right in accordance with the needs of public interests in advance the Assignor shall report for approval in accordance with legal formalities and shall compensate the land user in accordance with the value of the buildings, fixtures and their auxiliary facilities on the assigned land at the time of withdrawal, the estimated value of the then market price of the remained assignment term of the state-owned construction land use right and the estimated direct loss arising from the withdrawal.

Chapter IV Transfer, Lease and Mortgage of the State-Owned Construction Land Use Right

Article 21 After paying up the assignment charge of the state-owned construction land use right in accordance with the Contract and obtaining the Certificate of the State-owned Land Used Right, the Assignee shall be entitled to transfer, lease or mortgage all or part of the state-owned construction land use right under the Contract. The first transfer shall meet the conditions in Item 1 of this article:

1. The development of the assigned land shall be conducted in accordance with the Contract, and more than 25% of the total development and investment have been completed;

2. The investment and development shall be conducted in accordance with the Contract, and the assigned land has formed conditions for industrial purpose or other construction purposes.

Article 22 The transfer, lease and mortgage of the state-owned construction land use right shall not violate the laws and regulations of the country and the provisions of the Contract.

Article 23 Where all or part of the state-owned construction land use right is transferred, the rights and obligations specified in the Contract and in the land registration documents shall be transferred accordingly. The use term of the state-owned construction land use right shall be the remaining term that the use term as agreed in the Contract minus the use term for which the Assignee has used.

After all or part of the state-owned construction land use right under the Contract is leased, the rights and obligations specified in the Contract and in the land registration documents shall still be undertaken by the Assignee.

Article 24 If the state-owned construction land use right is transferred or mortgaged, both parties for the transfer or mortgage shall apply for registration of changes for land use right at the land and resources administrations by presenting the Contract, relevant contract on transfer or on mortgage and the Certificate for the State-owned Land Use Right.

Chapter V Expiration of Use Term

Article 25 When the use term agreed in the Contract expires, and the land user needs to continue using the assigned land under the Contract, an application for renewal shall be submitted to the Assignor no less than one year prior to the expiration of the use term. The Assignor shall not unreasonably withhold the application for the renewal unless the Assignor needs to withdraw the assigned land under the Contract for the needs of public interests.

For the construction land use right for residential purpose, when the use term expires, it shall be renewed automatically.

If the Assignor agrees on the renewal, the land user shall handle the compensable land use formalities such as assignment and leasing in accordance with the law, sign the compensable land use contract on assignment or lease, and pay the charge for compensable land use such as assignment charge or rental.

Article 26 When the assignment term of the land use right expires and if the Assignee fails to obtain the approval of renewal of such right because of public interests, the Assignee shall return the Certificate of State-owned Land Use Right to the Assignor and shall complete the deregistration of the state-owned construction land use right in accordance with relevant regulations, and the Assignor shall take back the state-owned construction land use right without compensation. The Assignor and the land user shall agree to dispose of the buildings, fixtures and their auxiliary facilities on the assigned land under the Contract in accordance with Item 1 of this article:

1. The Assignor shall take back the above-ground buildings, fixtures and their auxiliary facilities on the assigned land and give reasonable compensation to the land user based on the residual value of these buildings, fixtures and their auxiliary when they are taken back.

2. The Assignor shall take back the above-ground buildings, fixtures and their auxiliary facilities on the assigned land without compensation.

Article 27 When the use term of the assigned land expires, if the land user fails to obtain the approval of renewal, the land user shall return the Certificate of State-owned Land Use Right, and shall complete deregistration of the state-owned construction land use right in accordance with relevant regulations. The Assignor shall take back the state-owned construction land use right without compensation. The above-ground buildings, fixtures and their auxiliary facilities on the assigned land under the Contract shall be taken back by the Assignor without compensation. The land user shall guarantee the normal functions of the above-ground buildings and other objects and their auxiliary facilities and no deliberate destructions shall be allowed. If the above-ground buildings, fixtures and their auxiliary facilities lose their normal functions, the Assignor may request the land user to remove or dismantle the above-ground buildings, fixtures and their auxiliary facilities to restore the leveled ground on the assigned land.

Chapter VI Force Majeure

Article 28 Either of the parties of the Contract shall be exempt from responsibilities when all or part of the Contract cannot be performed due to occurrence of event of force majeure. However, any necessary remedy shall be taken to diminish the losses caused by the force majeure if conditions warrant it. The affected party shall not be exempted from responsibilities when force majeure event occurs during delay of performance.

Article 29 When any event of force majeure occurs, the affected party shall notify the other party in written form by mail, telegram or fax within 7 days of the occurrence of force majeure, and shall provide the other party with a report and evidences of the reason for which the performance of the Contract is delayed or prevented within 15 days of the occurrence of such event.

Chapter VII Liability for Breach of the Contract

Article 30 The Assignee shall pay for the assignment charge of the state-owned construction land use right on time in accordance with the terms of the Contract. If the Assignee fails to pay for such assignment charge on schedule, it shall be imposed on a daily penalty of 1 ‰ of the deferred payment to the Assignor starting from the first day after the due time. If the assignment charge is overdue for more than 60 days, and the Assignee neglects the Assignor’s reminder of the payment, the Assignor shall have the right to terminate the Contract, and the Assignee shall have no right to request the Assignor to refund the deposit. The Assignor can request the Assignee to compensate for the losses.

Article 31 If the Assignee terminates its investment and construction for any of its own reasons, and proposes to the Assignor to terminate the Contract and return the assigned land, the Assignor shall report for approval to the people’s government which originally approves the land use right assignment plan. After obtaining such approval, the Assignor shall, in accordance with the following agreements, refund all or part of the assignment charge of the state-owned construction land use right (without interest) except for the deposit as agreed in the Contract, and withdraw the state-owned construction land use right. The established buildings, fixtures and their auxiliary facilities within the boundaries of the assigned land may not be compensated while the Assignor may request the Assignee to remove or dismantle the established buildings, fixtures and their auxiliary facilities to restore the leveled ground. However, if the Assignor is willing to continue to use the established buildings, fixtures and their auxiliary facilities within the boundaries of the assigned land, the Assignor shall make reasonable compensation to the Assignee.

1. If the Assignee applies to the Assignor not less than 60 days prior to the first anniversary of the construction commencement date stipulated in the Contract, the Assignor shall refund all the paid assignment charge of the state-owned construction land use right except for the deposit.

2. If the Assignee applies to the Assignor between the first and the second year after the commencement of the construction and not less than 60 days before the second anniversary of the construction commencement date stipulated in the Contract, the Assignor shall refund the remainder of the assignment charge of the state-owned construction land use right after deducting the deposit and the charges for idle land in accordance with regulations.

Article 32 If the assigned land is left unused for at least one year but less than two years due to the Assignee’s failure to commence construction and development for any of its own reasons, the Assignee shall pay the cost of idled land in accordance with the law. If the land is left unused for at least two years and the construction on the assigned land doesn’t commence, the Assignor shall have the right to take back the state-owned construction land use right without any compensation.

Article 33 If the Assignee fails to commence the construction on the date as agreed in the Contract, or another date agreed upon in cases of accepted delayed construction, it shall pay 0.5 ‰ of the total assignment charge for the land use right as damages for breach of contract to the Assignor for each deferred day, and the Assignor shall be entitled to demand the Assignee to continue performing the Contract.

If the Assignee fails to complete the construction in accordance with the date stipulated in the Contract, or another date agreed upon in cases of accepted delayed construction, it shall pay 0.5 ‰ of the total assignment charge for the land use right as damages for breach of contract to the Assignor for each deferred day.

Article 34 If the total fixed asset investment to the project, the investment intensity and the total development and investment amount fail to meet the requirements as agreed in the Contract, the Assignor may demand the Assignee to pay damages for breach of contract at a certain percentage of the assignment charge herein equal to the percentage that the exact underpayment accounts for in the total investment amount and investment intensity requirement, and the Assignor shall be entitled to demand the Assignee to continue performing the Contract.

Article 35 If any index such as the floor area ratio and the building density fails to satisfy the lowest standard as agreed in the Contract, the Assignor may demand the Assignee to pay damages for breach of contract at a certain percentage of the assignment charge equal to the percentage that the exact balance accounts for in the abovementioned lowest standard, and the Assignor shall be entitled to demand the Assignee to continue performing the Contract. If any index such as the floor area ratio and the building density exceeds the highest standard as agreed in the Contract, the Assignor shall be entitled to take back the excessive area and demand the Assignee to pay damages for breach of contract at a certain percentage of the assignment charge equal to the percentage that the exact excess accounts for in the stipulated standard.

Article 36 If any index such as the greening rate of industrial construction project, the proportion and the area of the land used for office buildings and service facilities within the enterprises fails to satisfy the standard as agreed in the Contract, the Assignee shall pay the Assignor   /   ‰ of the total assignment charge for the land use right as damages for breach of contract and shall remove or dismantle such greening and construction facilities.

Article 37 After the Assignee pays the assignment charge of the land use right in accordance with the Contract, the Assignor shall deliver the assigned land on time in accordance with the agreement of the Contract. If the possession period of the land parcel under the Contract is extended due to the Assignor’s failure to deliver the assigned land on time, the Assignor shall pay 1 ‰ of the assignment charge which has been paid by the Assignee as damages for breach of contract for each day extended. The land use term shall commence from the actual delivery date. If the land delivery is deferred for more than 60 days, and the Assignor fails to deliver the land after being reminded by the Assignee, the Assignee shall be entitled to terminate the Contract, and the Assignor shall repay the deposit in double and refund the paid assignment charge of state-owned construction land use right after deducting the deposit, and the Assignee can request the Assignor to compensate the losses.

Article 38 If the Assignor fails to deliver the assigned land on time, or fails to deliver the assigned land on the conditions as agreed in the Contract, or unilaterally change the land use conditions, the Assignee shall have the right to request the Assignor to perform its obligations in accordance with the requirements agreed herein and compensate its direct loss caused by the delayed performance. The land use term shall commence from the date when the land use conditions are satisfied.

Chapter VIII Governing Laws and Dispute Resolution

Article 39 The conclusion, effect, interpretation, performance and dispute resolution of the Contract shall be governed by the laws of the People’s Republic of China.

Article 40 Any dispute arising out of the performance of the Contract shall be resolved through negotiation between both parties. If such negotiation fails, the dispute shall be resolved in accordance with Item 2 in this article:

1. To submit the dispute to     /      Arbitration Commission;

2. To bring a lawsuit to the People’s Court.

Chapter IX Supplementary Provisions

Article 41 The land assignment plan under the Contract has been approved by the People’s Government of Guangzhou. The Contract shall come into force as of the date of signing by two parties.

Article 42 The two parties of the Contract shall guarantee that the names, mailing addresses, telephone numbers, fax numbers, Deposit Banks, representatives and other information they provide are authentic and valid. Any change to such information of either party shall be notified to the other party in written form within 15 days upon such change; otherwise, the changing party shall undertake the responsibilities for its failure to notify the change of information in time.

Article 43 The Contract including the Appendixes has   /   pages, and the Chinese version shall prevail.

Article 44 All the prices, amounts and land areas in the Contract shall be written both in words and in figures, which shall be identical to each other. If there is any discrepancy, those in words shall prevail.

Article 45 Any matter that is not covered in the Contract may be included in the Appendices of the Contract upon agreement of both parties, which shall be equally binding with the Contract.

Article 46 The Contract shall be made in five counterparts, which shall be equally binding, with the Assignor holding two and the Assignee holding three counterparts.

Article 47 Depending on the detailed situation of the land parcel hereunder, the Assignor and the Assignee hereby agree upon the following supplementary articles, which shall prevail over the other terms in cases of a conflict:

1.                  Supplements to Article 4: the area of the land use hereunder is      /      square meters, which shall be handled in the manner agreed in Item     /      below:

(1)             to be constructed as planned and handed over to relevant authority without compensation.

(2)             to be handed over to relevant authority for construction without compensation.

2.                  Supplements to Article 6: in restoring and leveling the land hereunder, if the progress is delayed in any of the following cases where the approval or permit from relevant authority or unit is required or protective measures need to be determined before such restoration and leveling project is implemented, which thus causes the Assignor unable to deliver all or part of the land at the time agreed herein, the Assignor shall not be deemed in default; provided, however, that the time of payment of the outstanding assignment charge of state-owned land use right under Article 10 hereof, as well as the construction commencement date and completion date provided under Article 16, may be postponed accordingly:

(1)             air defense and such other hidden facilities are discovered;

(2)             cultural relics of historical, artistic and scientific value are discovered;

(3)             military facilities are discovered or circumstances that may affect the normal use of military facilities occur;

(4)             pipelines of special purpose are discovered; there are other co-owners whose consent has to be obtained before carrying out the relocation or resuming the construction work;

(5)             other underground facilities involving public interest or national security are discovered.

3.                  Supplements to Article 7: the period for which the state-owned construction land use right remains to be assigned shall be: 40 years for commercial, travel and entertainment use, and 50 years for comprehensive or other purposes, calculated from the date on which the land is delivered for use.

4.                  Supplements to Article 8 as Paragraph 2: the following Item (1) shall be followed:

(1)             The assignment charge hereunder shall not cover the underground space (including underground floor area included in the calculation of floor area ratio).

For the portion of the underground floor area included in the calculation of floor area ratio, after the underground space development plan is finalized after the assignment, the assignment charge for B1 area shall be calculated based on 50% of the closing unit price of the above-ground floor (i.e. total closing price/the above-ground floor area included in the calculation of floor area ratio); the assignment charge for B2 area shall be calculated based on 25% of the closing unit price of the above-ground floor (i.e. total closing price/the above-ground floor area included in the calculation of floor area ratio), of which, however, the portion for commercial purpose shall still be calculated based on 50% of the closing unit price of the above-ground floor (i.e. total closing price/the above-ground floor area included in the calculation of floor area ratio).

For the portion of the underground floor area not included in the calculation of floor area ratio, after the underground space development plan is finalized after the assignment, the Assignee shall go through the procedures to apply to make additional payment of land use right assignment charge for underground space; based on the market appraisal land price at the closing of the public assignment of the land, the assignment charge for B1 area shall be calculated based on 50% of the market appraisal land price of the ground floor of the same using nature, and the assignment charge for B2 area shall be calculated based on 25% of the market appraisal land price of the ground floor of the same using nature.

(2)             No assignment charge is imposed under the Contract for the underground floor area (except the underground floor included in the calculation of floor area ratio). After the underground space development plan is finalized after the assignment, the Assignee shall go through the procedures to apply to make additional payment of land use right assignment charge for underground space. Except for the area exempted from payment of assignment charge as expressly provided in the land assignment charge policies, the remaining floor area shall be subject to an assignment charge calculated on the market appraisal land price at the closing of the public assignment of the land: the assignment charge for B1 area shall be calculated based on 50% of the market appraisal land price of the ground floor of the same using nature, and the assignment charge for B2 or below area shall be calculated based on 25% of the market appraisal land price of the ground floor of the same using nature.

5.                  Supplements to Article 9: after the deposit is offset as part of the land assignment charge, if the Assignee is in breach of any of its obligations hereunder, the Assignor may still deduct from the assignment charge an amount equal to the deposit that should be forfeited and the Assignee shall make up for such deducted amount to the assignment charge, unless otherwise provided in the Contract regarding the collection of the penalty fines.

6.                  Supplements to Article 15: the Assignee agrees to implement the construction, inspection and delivery of the affiliated projects as scheduled by the planning conditions set forth in Appendix III hereof within the boundaries of the land parcel hereunder. In accordance with Article 24 of the Technical Rules for Guangzhou Urban and Suburban Planning (Trial), construction of waste compression stations, transformer stations, public toilets, comprehensive hospitals, community health service centers, local health centers, engine houses, police stations, gas supply stations, bus terminals and such other facilities shall apply for Construction Planning Permit prior to or concurrently with the initial phase of residence construction, and shall complete the inspection and acceptance process and obtain the Construction Planning Acceptance Certificate prior to the pre-sale of the initial phase of residence construction, the facilities required to have public facility construction in the planning conditions of the land hereunder, if involving the above rule, shall obtain acceptance and inspection prior to the pre-sale of initial phase of residence construction, and such facilities shall be handed over in accordance with the provisions of the documents numbered Sui Fu Ban [2010] No. 15, Sui Fu Ban [2012] No. 62 and such other regulations. the vegetable and meat fairs and bus stations constructed as affiliated facilities shall be delivered to, and owned by, relevant government authority without compensation.

7.                  Supplements to Article 16: the Assignee shall report the status of the construction commencement within 15 days after obtaining the Construction License for the land construction project hereunder, and shall report the status of the construction completion within 15 days after obtaining the Construction Planning Acceptance Certificate for the land construction project hereunder.

8.                  Supplements to Article 17: after approved by the planning, municipal facilities may partially occupy the retreat portion of the land hereunder.

9.                  Supplements to Article 18: the Assignee’s application to increase the development intensity or reduce the affiliated public facilities or otherwise change such other assignment conditions shall obtain the consent of the Assignor and the approval of urban planning administrations of the People’s Government at municipal or county level; in case the adjustment of assignment charge is involved, the following Item (I) shall apply. If the assignment charge decreases as a result thereof, no amount will be deducted or refunded.

(I)               the unit price based on which an additional assignment charge shall be paid for the increased area shall be based on either:

1.                  the closing unit price of the above-ground floor (i.e. total closing price/the above-ground floor area included in the calculation of floor area ratio), or

2.                  the market unit price at the time of application for additional payment of assignment charge.

Both the Assignor and the Assignee acknowledge that the Assignee shall make additional payment of assignment charge at the higher of the above two prices.

(ii)              the assignment charge shall be adjusted in accordance with the assignment charge calculation and collection policies prevailing at the time of change of such assignment conditions.

10.           Supplements to Article 31 as paragraph 2: if the Assignee terminates its investment and construction for any of its own reasons, and proposes to the Assignor to terminate the Contract and return the assigned land, but such proposal fails to obtain the approval from the People’s Government that originally approves the land assignment plan, the Assignee shall continue performing the Contract; if the Assignee refuses to continue performing the Contract, the Assignor shall be entitled to take back the state-owned construction land use right and the established buildings, fixtures and their auxiliary facilities erected thereon without compensating or refunding to the Assignee the paid deposit and assignment charge.

11.           The parking space shall be sold in accordance with the relevant state, provincial and municipal regulations.

12.           After the land is delivered, if the Assignee encounters difficulties in its construction arising from any facilities under the ground, including without limitation air defense, cultural relics, military facilities, cables, communications equipment, heat supply, water supply, power supply and gas supply and such other hidden pipelines and geological conditions, the Assignee shall resolve such difficulties by itself and assume all the risks relating to its development and business operations.

13.           The Assignee shall carry out the development and construction within the boundaries of the assigned land and shall not cause damage to the surrounding roads and relevant municipal facilities, pipelines and greening areas; otherwise, the Assignee shall be solely responsible for the compensation. If the Assignee needs to temporarily occupy any space outside the assigned land in connection with its development and construction, it may not occupy such space until the consent from the owner of such space has been obtained and relevant procedures have been completed.

14.           The Assignee has to complete the termite preventive measures and obtain the Guangzhou Recordation Certificate for Inspection and Acceptance of Termite Prevention and Treatment Project in Buildings before obtaining the Construction Planning Acceptance Certificate for the construction project on the land hereunder.

15.           The land hereunder shall be equipped with   /   square meters of public leasing residences (not less than   /   sets). The Assignee has to agree to construct such residences as required by the Guidance on Design of Government Security Housing in Guangzhou (2013 version), and the total area of such public lease residences under affiliated development and construction as contemplated under this paragraph shall be calculated into the area of the apartments with the construction area of less than 90 square meters as set forth in paragraph 2 of Article 14 of the Contract. The development and construction cost of such accessory public leasing houses and all the expenses thus incurred shall be borne by the Assignee of the land. The public leasing houses, upon completed, shall be handed over by the Assignee to Guangzhou Municipal Housing Security Office without compensation as required by the Assignor.

The accessory public leasing houses agreed in this paragraph shall be designed, implemented and delivered concurrently with the principal project. The principal project hereunder must include all the accessory public leasing houses set forth in this paragraph when it first obtains the Construction Planning Acceptance Certificate and first goes through the initial registration procedures.

If the Assignee fails to perform the obligations under this paragraph according to the commencement and completion time provided in Article 16 of the Contract, it shall pay penalty fines to the Assignor pursuant to Article 33 hereof.

If the Assignee fails to comply with any of the requirements provided in the Guidance on Design of Government Security Housing in Guangzhou (2013 version) in its construction of the accessory public leasing houses, it shall take timely remedial measures at its own expenses. If the delivery of buildings is delayed for such reason, the Assignee shall pay penalty fines to the Assignor pursuant to Article 33 hereof.

In connection with the handover of the public leasing houses and the files relating thereto, the Assignee shall sign the handover confirmation letter with the Assignor to confirm the relevant matters within 30 days upon the date on which the Assignee obtains the Construction Planning Acceptance Certificate for the public leasing houses.

The Assignee shall apply to Real Estate Exchange Registration Center to go through the initial ownership registration procedures within 30 days upon the date on which the Assignee obtains the Construction Planning Acceptance Certificate for the public leasing houses, and provide assistance in registering the title under the name of Guangzhou Housing Security Office.

The assignment charge for the area of public leasing houses hereunder shall be included in the assignment charge of state-owned construction land use right provided under Article 8 hereof.

16.           The land hereunder shall be equipped with   /   square meters of resettlement houses (not less than   /   sets). The Assignee has to agree to construct such houses as required by the Guidance on Design of Government Security Housing in Guangzhou (2013 version), and the total area of such resettlement houses under affiliated development and construction as contemplated under this paragraph shall be calculated into the area of the apartments with the construction area of less than 90 square meters as set forth in paragraph 2 of Article 14 of the Contract. The development and construction cost of such accessory resettlement houses and all the expenses thus incurred shall be borne by the Assignee of the land. The resettlement houses, upon completed, shall be handed over by the Assignee to Guangzhou Municipal Housing Security Office without compensation as required by the Assignor.

The accessory resettlement houses agreed in this paragraph shall be designed, implemented and delivered concurrently with the principal project. The principal project hereunder must include all the accessory resettlement houses set forth in this paragraph when it first obtains the Construction Planning Acceptance Certificate and first goes through the initial registration procedures.

If the Assignee fails to perform the obligations under this paragraph according to the commencement and completion time provided in Article 16 of the Contract, it shall pay penalty fines to the Assignor pursuant to Article 33 hereof.

If the Assignee fails to comply with any of the requirements provided in the Guidance on Design of Government Security Housing in Guangzhou (2013 version) in its construction of the accessory resettlement houses, it shall take timely remedial measures at its own expenses. If the delivery of buildings is delayed for such reason, the Assignee shall pay penalty fines to the Assignor pursuant to Article 33 hereof.

In connection with the handover of the resettlement houses and the files relating thereto, the Assignee shall sign the handover confirmation letter with the Assignor to confirm the relevant matters within 30 days upon the date on which the Assignee obtains the Construction Planning Acceptance Certificate for the resettlement houses.

The Assignee shall apply to Real Estate Exchange Registration Center to go through the initial ownership registration procedures within 30 days upon the date on which the Assignee obtains the Construction Planning Acceptance Certificate for the resettlement houses, and provide assistance in registering the title under the name of Guangzhou Housing Security Office.

The assignment charge for the area of resettlement houses hereunder shall be included in the assignment charge of state-owned construction land use right provided under Article 8 hereof.

17.           If the Assignee fails to construct the apartments with the construction area of less than 90 square meters according to the percentage provided in Article 14 hereof, it shall pay penalty fines to the Assignor pursuant to Article 35 hereof.

18.           The construction projects hereunder shall implement the technical standards, norms and measures relating to energy saving and green building in accordance with the planning requirements.

19.           The design of all of the buildings on the land hereunder shall comply with the overall urban design control requirements of the region, and the design and construction of the landscape garden shall take into account the requirements in terms of the times, territory and culture.

20.           The Assignor encourages the Assignee to introduce the concept of “green, low carbon and ecological” to the design, development, construction and operation of the land hereunder, and build a demonstrative green construction unit through scientific overall design, integrated green area layout, natural ventilation and daylighting, enclosures with low energy consumption, solar energy utilization, reclaimed water utilization and such other technologies, so as to advance the scale construction of green buildings in the region, and make joint efforts to build a “demonstrative green and low carbon area” with international influence in the key function area of the city by reference to the leading practice both at home and abroad.

21.           The construction plan and the layout design of the underground buildings of the land hereunder shall obey the construction requirements of   /   project, make full use of the shared underground pipe trench of various municipal pipelines, optimize and reasonably utilize the underground space and economically and intensively utilize the urban land.

22.           The industrial format of the project developed on the land hereunder is   /  .

23.           The permanently used pipelines within the land hereunder shall be retained and relocated as arranged by relevant authority. The cost of relocating the pipelines within the assigned land shall be paid by the Assignee after a financial assessment.

24.           If the assigned land hereunder has significant archaeological discovery in the construction process and needs to conduct a site protection, the Assignor shall, after approved by the municipal government, take back the state-owned construction land use right of such land, which shall constitute no default by the Assignor, provided that the Assignor shall give reasonable compensation to the Assignee in accordance with Section (60) of Opinion of Guangzhou Municipal Government on Economic and Intensive Use of Land (numbered Sui Fu Ban [2014 No. 12]).

25.           The Assignee shall build the accessory public service facilities within the boundary lines of the land.

26.           After the project on the land is completed, the property held by the Assignee itself shall not be lower than 70% of the total floor area included in the calculation of the floor area ratio. The property held by the Assignee itself shall be taken as a whole when determining the ownership and may not be sold (including pre-sale and ready sale) in segregation.

27.           The final planning control requirements of the land shall be subject to the control regulations approved by the municipal government. The design plan of the land shall be reported to the chief urban designer of the region for examination and subject to the final approval of the National Planning Commission at municipal level.

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Assignor (Seal): Guangzhou Municipal Bureau of Land Resources and Housing Management	Assignee (Seal): Vipshop Data Technology Co., Ltd.
Legal Representative (Authorized Representative)	Legal Representative (Authorized Representative)
(Signature)	(Signature)

August 20, 2015

Appendix I Ichnographic Boundary Picture of the Assigned Land

Appendix II Vertical Limits of the Assigned Land

Appendix III Planning Conditions for the Assigned Land Determined by the Administration for Land Use Planning of Guangzhou municipal (county) Government